                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                                TSENG LABS, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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    4) Proposed maximum aggregate value of transaction:


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    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                               Tseng Labs, Inc.
                                 6 Terry Drive
                          Newtown, Pennsylvania 18940


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To be held December 22, 1997


To the Shareholders of Tseng Labs, Inc.:

Notice is hereby given that the 1997 Annual Meeting of Shareholders of Tseng Labs, Inc. (the "Company") will be held at the Hotel DuPont, 11th and Market Streets, Wilmington, Delaware 19801, on December 22, 1997 at 10:00 A.M. Eastern Standard Time, for the following purposes:

      (1) To elect five members of the Board of Directors to serve for the ensuing year and until their respective successors have been duly elected and qualified.

      (2) To vote on a proposal to amend and restate the 1991 Special Directors Stock Option Plan to (i) increase the number of eligible shares by 100,000, (ii) permit the Board of Directors to modify the number of shares subject to automatic grants under the plan, (iii) permit the Board of Directors to make other grants to non-employee directors,
          (iv) grant the Board flexibility with respect to vesting and acceleration of vesting of outstanding options, (v) allow options to be exercised through a broker, (vi) modify vesting and termination provisions in the event of a change of control and (vii) make clarifying changes and changes to correspond to recent modifications to Rule 16b-3 of the Securities Act of 1934, as amended.

      (3) To ratify the appointment of Arthur Andersen LLP as independent public accountants to audit the financial statements of the Company for 1997, and

      (4) To act upon such other matters that may properly be presented at the Meeting or any adjournment or postponement thereof.

The close of business on November 7, 1997 has been fixed as the record date for the meeting. Only shareholders of record at that time are entitled to notice of and to vote at the meeting or any adjournment thereof. A complete list of shareholders entitled to vote will be open for examination by any shareholder during the period before the meeting, beginning two business days after the date of this notice, at the office of the Secretary, 6 Terry Drive, Newtown, Pennsylvania.

The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be conducted at the meeting. The Board of Directors urges you to sign, date and return promptly the enclosed form of proxy. The return of the enclosed proxy will not affect your right to vote in person if you do attend the Meeting.


Newtown, Pennsylvania                   By Order of the Board of Directors
November 18, 1997



                                        Barbara J. Hawkins
                                        Secretary

ALL SHAREHOLDERS ARE EARNESTLY REQUESTED TO FILL IN AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

                               Tseng Labs, Inc.
                                 6 Terry Drive
                          Newtown, Pennsylvania 18940


                                PROXY STATEMENT

This Proxy Statement is furnished to the holders of Common Stock (the "Common Stock") of Tseng Labs, Inc. (the "Company"), a Utah corporation, in connection with the solicitation of proxies by the Company's Board of Directors for use at the 1997 Annual Meeting of Shareholders (the "Meeting") to be held at the Hotel DuPont, 11th and Market Streets, Wilmington, Delaware, on December 22, 1997 at 10:00 A.M., Eastern Standard Time, and at any adjournment or postponement thereof.

This Proxy Statement, the foregoing notice and the enclosed proxy are being sent to shareholders on or about November 18, 1997. The shareholders of record at the close of business on November 7, 1997 (the "Record Date") are entitled to notice of, and to vote at the Meeting.

If the enclosed proxy is properly executed and returned in time for voting, the shares of Common Stock represented thereby will be voted as indicated in such proxy. In the absence of instructions, proxies will be voted FOR the election of the nominees of the Board of Directors, FOR the proposal to amend and restate the 1991 Special Directors Stock Option Plan and FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants to audit the financial statements of the Company for 1997. Proxies will extend to, and will be voted at, any adjourned or postponed session of the Meeting. The Board of Directors is not aware of any matters to come before the Meeting other than those described in this Proxy Statement. If any other matters properly come before the Meeting, the persons named in the enclosed proxy will vote such proxy in accordance with their judgment with respect to such matters. At any time before a proxy is exercised, a proxy may be revoked by a shareholder by delivering a duly executed proxy bearing a later date, by notice to the Secretary of the Company in writing at the address set forth above or by voting by ballot at the Meeting.

                   VOTING SECURITIES AND SECURITY OWNERSHIP

General

On November 7, 1997, there were outstanding 19,084,337 shares of Common Stock, $.005 par value (the "Common Stock"), which constitutes the only class of voting securities of the Company. Holders of Common Stock are entitled to one vote per share, exercisable in person or by proxy, at all meetings of the shareholders. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company will constitute a quorum for the transaction of business at the Meeting.

Directors are elected by a plurality of votes cast. Generally, under Utah law, action on a matter other than the election of directors is approved if the votes cast on the matter favoring the action exceed the votes cast opposing the action. Accordingly, abstentions will have no effect on the vote. In addition, where brokers are prohibited from exercising discretionary authority in voting shares for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of November 7, 1997, as to shares of the Company's Common Stock beneficially owned by: (i) each shareholder known to beneficially own more than 5% of the Company's Common Stock, (ii) each director, (iii) each of the Company's executive officers named in the Summary Compensation Table, included below under "Executive Compensation," and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted, each person named below, either alone or together with such person's family, had sole voting power and investment power with respect to the shares listed next to such person's name.

                                             Number of Shares            Percent of
Name of Beneficial Owner (1)                Beneficially Owned           Common Stock
-----------------------------------   -------------------------------   -------------
John J. Gibbons  ..................                 162,512 (2)                *
David Kwok Ping Hui ...............                 175,123 (3)                *
Mark H. Karsch   ..................                 160,914 (4)                *
Christopher F. Sutphin ............                  60,000 (5)                *
Mark Dorfman  .....................                  14,000 (6)                *
Directors and executive officers as
 a group (8 persons)   ............                 795,549 (7)              4.0%
Jack Tseng ........................               5,532,424 (8)             27.6%

------------
* less than 1%
(1) The address for all persons listed in this table, with the exception of Mr. Tseng, is c/o Tseng Labs, Inc., 6 Terry Drive, Newtown, Pennsylvania
    18940. The address for Mr. Tseng is 6029 Atkinson Road, New Hope, Pennsylvania 18938.
(2) Includes 162,500 shares underlying options exercisable within 60 days of November 7, 1997.
(3) Includes 175,123 shares underlying options exercisable within 60 days of November 7, 1997.
(4) Includes 160,714 shares underlying options exercisable within 60 days of November 7, 1997.
(5) Includes 50,000 shares underlying options exercisable within 60 days of November 7, 1997.
(6) Includes 10,000 shares underlying options exercisable within 60 days of November 7, 1997.
(7) Includes a total of 781,337 shares underlying options either currently exercisable or exercisable within 60 days of November 7, 1997. All directors and officers as a group owned an aggregate of 14,212 shares of Common Stock.
(8) Shares are owned by Mr. Tseng and his wife as joint tenants. Includes 1,140,000 shares owned by Mr. and Mrs. Tseng's minor children, as to which Mr. and Mrs. Tseng disclaim beneficial ownership. Includes 153,612 shares issuable upon exercise of options within 60 days of November 7, 1997 which were granted to Mr. Tseng while he was the Company's President. Mr. Tseng resigned as the Company's President and as a Director of the Company effective October 31, 1997. Pursuant to a severance agreement, Mr. Tseng has agreed to vote his shares in accordance with the terms specified in the severance agreement. See "Termination Agreements".

                             ELECTION OF DIRECTORS

Nominees for Election


At the Meeting, the shareholders will elect five directors to hold office until the Annual Meeting of Shareholders in 1998 and until their respective successors are duly elected and qualified. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted FOR the election of the following nominees: John J. Gibbons, David Kwok Ping Hui, Mark H. Karsch, Christopher F. Sutphin and Mark Dorfman. All of the nominees are currently members of the Board of Directors of the Company.

The Board of Directors believes that all the nominees will be able to serve as directors. If any nominee is unable to serve, the persons named in the enclosed proxy will vote the share they represent FOR the election of such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors.

Set forth below is certain information concerning the nominees for election as directors:

                                                   Director
                 Name                      Age      Since           Positions with the Company
---------------------------------------   -----   ---------   ---------------------------------------
John J. Gibbons(3)   ..................    59       1983      President, Chief Executive Officer
                                                               and Director
David Kwok Ping Hui  ..................    49       1991      Executive Vice President, Technology
                                                               Officer and Director
Mark H. Karsch ........................    41       1991      Senior Vice President, Chief Financial
                                                               Officer and Director
Christopher F. Sutphin(1)(2)(3)  ......    61       1991      Director
Mark Dorfman(1)(2)(3)   ...............    54       1996      Director

------------
(1) Member of Stock Option Committee
(2) Member of Audit Committee
(3) Member of Executive Compensation Committee

Set forth below is information regarding the nominees for election as directors.

Mr. Gibbons has been the Company's President and Chief Executive Officer since November 1997. From December 1996 until November 1997 Mr. Gibbons was Executive Vice President and Chief Operating Officer. From January 1996 to November 1996, Mr. Gibbons served as a consultant to the Company. Mr. Gibbons served as the Company's Chief Financial Officer from January 1989 to May 1991, and as a Vice Chairman from May 1991 to December 1995. Mr. Gibbons has been a director of the Company since 1983.

David Kwok Ping Hui has been the Company's Executive Vice President and Technology Officer since December 1995. Mr. Hui joined the Company in 1983 and had been an Executive Vice President of the Company from May 1991 to December 1995, prior to which he was Senior Vice President responsible for Operations. Mr. Hui also serves on the Board of Directors of Telan Corporation.

Mark H. Karsch has been the Company's Senior Vice President and Chief Financial Officer since December 1995. Mr. Karsch joined the Company in May 1991 as Senior Vice President, Finance and Administration. Prior to joining the Company, Mr. Karsch was a senior manager at Arthur Andersen LLP. Mr. Karsch had been with Arthur Andersen LLP since 1978.

Christopher F. Sutphin is President of C B Associates, which is engaged in consulting, venture capital, and real estate activities. Mr. Sutphin was a Vice President of General Instrument from June 1987 to June 1990, and President of its Power Semiconductor Division from June 1987 to September 1990. Prior to that time, Mr. Sutphin was Senior Vice President of General Instrument's Components Group.

Mark Dorfman has been Director of Financial Management of Allegheny Health Education and Research Foundation since February 1996. From October 1994 to January 1996, Mr. Dorfman was President of Mark Dorfman & Company, which was engaged in consulting and acquisition-related activities. Mr. Dorfman was President of Quantum Development Corporation from February to September 1994. Prior to joining Quantum

Development Corporation, Mr. Dorfman had been the Chief Operating Officer and Chief Financial Officer of Robec, Inc., a publicly-traded corporation, since January 1993, and had been the Vice President - Finance since December 1987. Mr. Dorfman had served on the Board of Directors of Tseng from July 1991 to August 1996 and rejoined the Board in February 1997.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has a Stock Option Committee, Executive Compensation Committee and Audit Committee. The Stock Option Committee and Audit Committee are comprised entirely of disinterested, non-employee directors. The Board does not have a nominating committee. The Board of Directors held five meeting during 1996.

The Stock Option Committee is currently comprised of Messrs. Sutphin and Dorfman. The Stock Option Committee administers the Company's Stock Option Plans. The Stock Option Committee held three meetings in 1996 and also acted by unanimous consent in writing. Mr. Dorfman rejoined the committee in February 1997. Mr. Hollis Caswell served on the Committee with Mr. Sutphin from August 1996 until January 1997.

The Executive Compensation Committee currently consists of Messrs. Sutphin, Dorfman and Gibbons. The Executive Compensation Committee approves the Company's compensation and bonus programs for executive officers of the Company. The Executive Compensation Committee held two meetings and also acted by unanimous consent in writing during 1996. Mr. Gibbons replaced Mr. Vigna on the Committee in December 1996 and Mr. Dorfman replaced Mr. Caswell in February 1997.

The Audit Committee, which currently consists of Messrs. Sutphin and Dorfman was established to review, in connection with the independent auditors, the Company's financial statements, accounting and other policies, accounting systems and system of internal control. The Audit Committee held three meetings during 1996. Mr. Dorfman replaced Mr. Caswell on the Committee in February 1997.


COMPENSATION OF DIRECTORS

Directors who are not employees or consultants to the Company received $5,000 per quarter for meetings attended plus reimbursement for out-of-pocket expenses. The Company also has a stock option plan for non-employee directors ("Directors Plan") under which the outside directors are granted options to purchase Common Stock at an exercise price of 100% of the fair market value of the stock on the date of grant. Directors receive options to purchase 20,000 options after each ensuing two years of service on the Board. The options vest 50% on the date of grant and 50% on the first anniversary of the date of grant. At December 31, 1996, 127,500 options were outstanding under the plan at an average exercise price of $10.33 per share. There were no options exercised in 1996, 1995 or 1994 by outside directors.

During 1996, Mr. Gibbons received $76,928 of consulting fees pursuant to a consulting agreement for 1996 which was in place prior to Mr. Gibbons rejoining the Company as Executive Vice President and Chief Operating Officer in December 1996. The consulting agreement terminated upon Mr. Gibbons' re-commencement of employment with the Company.

                            EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLE

The following table summarizes all compensation paid to the Company's former Chief Executive Officer and to each of the Company's most highly compensated current or former executive officers for services rendered in all capacities to the Company during the fiscal 1996, 1995 and 1994, respectively.

                          SUMMARY COMPENSATION TABLE

                                                              Long-Term
                                                             Compensation
                                     Annual Compensation       Awards
                                    ----------------------  -------------
Name and                                                                             All Other
Principal Position           Year     Salary     Bonus(2)      Options      Compensation (1)(3)(4)(5)(6)
--------------------------  ------  ----------  ----------  -------------  -----------------------------
Jack Tseng                   1996    $246,635          --       75,000               $ 76,497
 President                   1995    $296,085     $71,005      150,000               $ 78,339
                             1994    $206,145     $20,225           --               $ 91,412

John J. Gibbons              1996    $ 15,984          --       10,000               $ 77,187
 Executive Vice              1995    $116,249     $ 4,625       80,000               $  3,234
 President                   1994    $112,200     $14,925           --               $  9,272

John A. Vigna                1996    $164,567          --       78,000               $ 18,173
 Executive Vice
 President

David Kwok Ping Hui          1996    $171,658          --       55,000               $  3,334
 Executive Vice              1995    $169,768     $ 6,100       90,000               $  3,234
 President                   1994    $159,135     $19,925           --               $ 11,840

Mark H. Karsch               1996    $126,237          --       45,000               $  3,334
 Senior Vice President,      1995    $121,258     $ 4,625       60,000               $  3,234
 Chief Financial Officer     1994    $116,952     $14,925           --               $  9,499

Barbara J. Hawkins           1996    $137,067          --       45,000               $  3,334
 Vice President, Chief       1995    $127,321     $ 6,100       90,000               $  3,234
 Administrative Officer      1994    $123,604     $19,925           --               $  9,821

------------
(1) Represents amounts contributed by the Company for such executives under the Company's 401(k) Profit Sharing Plan.

(2) Pursuant to a study undertook by the Executive Compensation Committee completed during 1995, the base salary of Mr. Tseng was increased retroactive to January 1, 1994 to $250,000 and an additional bonus of $71,005 was awarded for 1994. These awards are included above in Mr. Tseng's 1995 salary and bonus, respectively.

(3) Mr. Tseng's "Other Compensation" includes the present value of the interest free use of loans to fund a split dollar insurance policy of $73,163, $75,105 and $76,897 in 1996, 1995 and 1994, respectively, through
    Mr. Tseng's assumed retirement at age 62 (see "Termination Agreements").

(4) Mr. Gibbons' "Other Compensation" includes $76,928 of consulting fees paid pursuant to a consulting agreement for 1996 which was in place prior to Mr. Gibbons rejoining the Company as Executive Vice President and Chief Operating Officer in December 1996. The consulting agreement terminated upon Mr. Gibbons re-commencement of employment with the Company.

(5) Mr. Vigna resigned as the Company's Executive Vice President and Chief Operating Officer effective December 2, 1996. In connection with the resignation, Mr. Vigna agreed to be available as an advisor to the Company's Board of Directors for a period of 6 months from the date of his resignation. Additional compensation payable to Mr. Vigna during this advisory period was $87,500.

(6) Mr. Tseng resigned as the Company's President and as a Director of the Company effective October 31, 1997. In connection with this resignation, Mr. Tseng will receive severance payments for a period of 30 months from the date of his resignation. Additional compensation payable to Mr. Tseng during the period will aggregate $625,000.

                                 STOCK OPTIONS

     The following tables summarize options granted to, and exercised by, the Company's former President and to each of the Company's four most highly compensated current and former executive officers during fiscal 1996, and the value of the options held by each such person at the end of fiscal 1996.


                      OPTIONS GRANTED IN LAST FISCAL YEAR



                                                                                                   Potential Realizable
                                                                                                     Value at Assumed
                                                                                                   Rates of Stock Price
                                                                                                  Appreciation for Option
                                                  Individual Grants                                      Term (4)
                       ------------------------------------------------------------------------  -------------------------
                                                  % of Total
                        Number of Securities        Options
                             underlying             Granted         Exercise
                              Options           to Employees in      Price        Expiration
        Name                Granted (1)           Fiscal Year      ($/Sh) (2)      Date (3)        5% ($)       10% ($)
---------------------  ----------------------  -----------------  ------------  ---------------  -----------  ------------
Jack Tseng                     75,000                 5.6%           $8.75      Aug. 3, 2000      $ 412,712   $ 1,045,893

John J. Gibbons                10,000                  .8%           $8.75      Jan. 15, 2006     $  55,028   $   139,452
                               20,000                 1.5%           $9.75      Aug. 19, 2006     $ 125,150   $   317,155

John A. Vigna                  78,000                 5.3%           $8.75      Feb. 1, 1998      $ 429,000   $ 1,088,100

David Kwok Ping Hui            55,000                 4.1%           $8.75      Jan. 15, 2006     $ 302,656   $   766,989

Mark H. Karsch                 45,000                 3.4%           $8.75      Jan. 15, 2006     $ 247,627   $   627,536

Barbara H. Hawkins             45,000                 3.4%           $8.75      Jan. 15, 2006     $ 247,627   $   627,536

     ------------
     (1) Options granted in fiscal 1996, with the exception of those granted to Mr. Gibbons, vest in equal annual installments over a three-year period from the date of grant and become exercisable upon vesting. Mr. Gibbons options vest in installments over a one-year period.

     (2) The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant.

     (3) At grant, the options had a term of 10 years, subject to earlier termination in certain events related to termination of employment. Pursuant to Mr. Tseng's and Mr. Vigna's separation agreements, the expiration date on the options granted to these former executive officers is August 3, 2000 and February 1, 1998, respectively.

     (4) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

                      AGGREGATED OPTION EXERCISES IN 1996
                       AND FISCAL YEAR-END OPTION VALUES



                                                      Number of Securities          Value of
                                                           Underlying             Unexercised
                                                           Unexercised            In-the-Money
                                                           Options at              Options at
                                                         Fiscal Year End      Fiscal Year-End (1)
                          Shares                      ---------------------   --------------------
                         Acquired
                            on           Value          Exer-      Unexer-      Exer-      Unexer-
        Name             Exercise     Realized (1)     cisable     cisable     cisable     cisable
---------------------   ----------   --------------   ---------   ---------   ---------   --------
Jack Tseng                    --       $     --        150,000      75,000      $ --        $ --

John J. Gibbons               --       $     --        180,000      10,000      $ --        $ --

John A. Vigna                 --       $     --        105,000          --      $ --        $ --

David Kwok Ping Hui       20,000       $ 107,500       180,000      55,000      $ --        $ --

Mark H. Karsch            10,000       $  51,250       165,000      45,000      $ --        $ --

Barbara J. Hawkins            --       $     --        180,000      45,000      $ --        $ --

------------
(1) Calculated on the basis of the fair market value of the underlying securities at the exercise date or year-end, as the case may be, minus the exercise price.


FISCAL 1997 OPTION REPRICING

On April 2, 1997, the Compensation Committee of the Board of Directors authorized an option repricing and exchange program concerning certain outstanding stock options of key employees and executive officers who were identified as important to the Company's future success in order to provide a meaningful long-term incentive compensation opportunity in light of recent trading price for the Company's Common Stock. The repricing program provided for an exercise price equal to the higher of the closing price of the Company's stock on the date the repricing program was approved or a future specified date
 . The repricing program also provided for a deferred vesting of all repriced stock options which had been vested on the date the program was approved.

Among the Named Executives, the Compensation Committee authorized Mr. Tseng to exchange stock options to purchase 225,000 shares of Common Stock at an average exercise price of $8.17 per share for 197,500 stock options with an average exercise price of $2.94. Mr. Tseng resigned as the Company's President and as a Director of the Company effective October 28, 1997. Under the terms of the separation agreement, 153,612 of Mr. Tseng's options are vested and exercisable through August 3, 2000 (see "Termination Agreements"). The Compensation Committee also authorized Mr. Gibbons to exchange stock options to purchase 170,000 shares of Common Stock at an average exercise price of $9.10 per share for 142,500 stock options with an average exercise price of $2.94 per share, Mr. Hui to exchange stock options to purchase 235,000 shares of Common Stock at an average exercise price of $9.04 per share for 207,500 stock options with an exercise price of $2.94, and Mr. Karsch to exchange stock options to purchase 210,000 shares of Common Stock at an average exercise price of $8.55 per share for 187,500 stock options with an average exercise price of $2.94. Excluding Named Executives, the Company permitted key employees to exchange an aggregate of 255,000 stock options with an average exchange price of $9.05 per share for an aggregate of 202,500 stock options with an exercise price of $2.94 per share.

                            TERMINATION AGREEMENTS

On December 2, 1996, John Vigna resigned his duties as Executive Vice President and Chief Operating Officer, and also resigned as a director of the Company. Mr. Vigna agreed to be available as a consultant to the Board of Directors for a period of six months from the date of his resignation. Mr. Vigna received additional compensation of $87,500 during this advisory period. The Company also provided Mr. Vigna the same medical benefits as were available to Company employees during this period. In addition, the Company agreed that options to purchase 105,000 shares of the Company Common Stock at an average price of $8.08 per share held by Mr. Vigna will remain exercisable until February 1, 1998.

On November 11, 1997, Jack Tseng resigned his duties as Chairman of the Board, President and Chief Executive Officer of the Company effective October 31, 1997. Pursuant to a severance agreement, dated November 11, 1997, between the Company and Mr. Tseng (the "Severance Agreement") the Company has agreed to provide a severance payment to Mr. Tseng of $625,000 payable in monthly installments of $20,833 from November 1997 until May 2000. The Company has also agreed to provide to Mr. Tseng the same medical benefits as are available to Company employees. In addition, the Company agreed that options to purchase 153,612 shares of Company Common Stock at a price of $2.9375 per share held by Mr. Tseng will remain exercisable until August 3, 2000 and forgave approximately $23,000 of indebtedness due from Mr. Tseng to the Company. In addition, as of the date of termination, Mr. Tseng owed the Company $504,464 for premium loans made by the Company for Mr. Tseng under a funded split dollar insurance policy. The amount of the loans may increase to $636,464 if Mr. Tseng elects to keep this policy in force and Tseng Labs makes the next scheduled payment. Tseng Labs has a security interest in the policy and its cash value and expects to collect the full loan balance in January 1998 as provided in the Severance Agreement either through repayment by Mr. Tseng or exercising its rights to collect the cash surrender value of the policy, which value exceeds the outstanding loan balance due from Mr. Tseng.

In addition, under the Severance Agreement, Mr. Tseng has agreed to vote, or authorize a person designated by the Company's Board of Directors to vote, all shares of Common Stock of the Company over which Mr. Tseng has voting power as of the record date of any meeting of shareholders of the Company in proportion to the votes of all other shareholders of the Company cast at such meeting.

                         STOCK PRICE PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return of the Company's Common Stock with the Dow Jones Equity Market Index and the Dow Jones Semiconductor Index. The comparison assumes $100 was invested January 1, 1991 and that all quarterly dividends, if any, were reinvested each quarter. Two dividends of $.05 per share were paid to holders of the Company's Common Stock in 1994 and two dividends of $.05 per share were paid to holders of the Company's Common Stock in 1995. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.


                  COMPARATIVE 5-YEAR CUMULATIVE TOTAL RETURN
                               AMONG TSENG LABS,
                       Dow Jones Equity Market Index and
                         Dow Jones Semiconductor Index


800 |-------------------------------------------------------------------------|
    |                                                                       * |
    |                                                                         |
700 |-------------------------------------------------------------------------|
    |                                                                         |
    |                                                                         |
600 |-------------------------------------------------------------------------|
    |                                                                         |
    |                                                                         |
500 |-------------------------------------------------------------------------|
    |                                                                         |
    |                                                          *              |
400 |-------------------------------------------------------------------------|
    |                                                                         |
    |                                                                         |
300 |-------------------------------------------------------------------------|
    |                                                                         |
    |                             *               *                         & |
200 |-------------------------------------------------------------------------|
    |              *                                           &              |
    |              &@             &               &                           |
100 |*&@----------------------------------------------------------------------|
    |                             @                            @              |
    |                                             @                         @ |
  0 |-------------------------------------------------------------------------|
    1991          1992           1993           1994          1995         1996


                                      1991         1992        1993        1994       1995       1996
                                  ---------------------------------------------------------------------
* Dow Jones Semiconductor Index       100.00       166.11      239.40      257.38     424.15     762.47
                                  ---------------------------------------------------------------------
& Dow Jones Equity Market Index       100.00       108.61      119.41      120.33     166.31     205.57
                                  ---------------------------------------------------------------------
@ Tseng Labs, Inc.                    100.00       102.70       78.04       43.81      70.95      23.65
                                  ---------------------------------------------------------------------

                  REPORT OF EXECUTIVE COMPENSATION AND STOCK
                  OPTION COMMITTEES ON EXECUTIVE COMPENSATION


The Executive Compensation Committee of the Board of Directors is comprised of two outside directors and one executive officer of the Company. It is responsible for reviewing and approving the Company's compensation practices, executive pay levels, and variable or bonus compensation programs. The role of the executive officer on the committee is to provide the committee with competitive information of salaries and compensation packages of other well managed competitive information technology companies, review individual executive officer performance, and make recommendations to the committee for salaries for executive officers other than himself. Competitive compensation information is gathered from published surveys of high technology company compensation levels and from proxy statements of particular companies that are considered comparable to the Company. This group includes fabless semiconductor companies that are high growth, public entities, profitable and similar in revenue size to the Company.

The Company's compensation philosophy is to pay for performance. As such, the Committee believes that total cash compensation should vary with the performance of the Company and long-term incentives should be used to ensure the alignment of executive and shareholder interests. Consistent with this philosophy, the Company provides significant annual incentive opportunities and utilizes stock options as a long-term incentive vehicle.

It is the Company's policy generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code.
Section 162(m) prohibits the Company from deducting compensation of executive officers unless the compensation is based on the satisfaction of objective performance goals. Both the Company's Stock Option Plans and the Company's executive bonus plans described below are intended to meet the requirements of "performance-based compensation." While it is the Company's policy to qualify executive compensation under Section 162(m), the Company reserves the discretion to pay compensation to its executive officers that may not be deductible.

There are three primary components of executive compensation: Base Salary, Bonus, and Stock Options.

Base Salary

Base salaries for 1996 reported herein were determined by the Executive Compensation Committee. Base salaries for fiscal 1996 reported herein for executive officers other than the President and chief executive officer were established in January 1996, based upon individual executive officer performance, overall Company performance and review of compensation practices of executives in other fabless semiconductor companies. The Executive Compensation Committee independently determines the base salary for the Company's President by (a) examining the Company's performance against its present revenues and earnings goals, (b) examining the Company's performance within the graphics industry, (c) evaluating the overall performance of the President, and (d) comparing the base salary of the President to that of other chief executive officers of other fabless semiconductor companies.

Bonus

The Executive Committee, and the Board of Directors as a whole, has maintained the philosophy that the compensation of executive officers, specifically that of both the President and the Company's Chief Operating Officer (COO), should be contingent on the financial performance of the Company. The bonus plan provides that the bonus paid to these executive officers is directly related to the achievement of predetermined earnings per share (EPS) targets. No bonus was paid to these executives in 1996 as the Company did not meet its EPS targets.

Executive officers other than the President and Chief Operating Officer participate in a plan which establishes bonus guidelines and ties the bonus payments to both the achievement of predetermined EPS targets and to the individual achievement of the pre-established operational and departmental goals for each executive. There were no bonus paid to eligible executive officers as the Company did not meet minimum predetermined EPS goals.

Stock Options

The Company has a Stock Option Committee (the "Committee"), consisting of two outside directors, who administer the Company's stock option plans. The Committee periodically grants options to executive officers with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The number of shares subject to each option grant is based on the employee's current and anticipated future performance and ability to affect achievement of strategic goals and objectives. The grants are intended to retain and motivate the executives and to provide a direct link with the interests of the shareholders of the Company. The Committee, in making its determination as to grant levels, evaluates a number of factors including (i) potential contributions of the executive to the long-term success for the Company, (ii) prior award levels, (iii) total grants received to date by individual executives, and (vi) total options to be granted and the executive's participation in the award. The 1995 Stock Option Plan limits the total number of shares that may be granted to any participant in any calendar year to 300,000.

This report is submitted by the members of the Executive Compensation and Stock Option Committees.

Executive Compensation Committee      Stock Option Committee
----------------------------------   -----------------------
    John J. Gibbons                  Mark Dorfman
    Mark Dorfman                     Christopher F. Sutphin
    Christopher F. Sutphin

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1996, the Company's Chief Operating Officer (formerly Mr. John A. Vigna and currently Mr. John J. Gibbons, who succeeded Mr. Vigna as Chief Operating Officer in December 1996) was a member of the Executive Compensation Committee and, as a result, participated in deliberations of the Executive Compensation Committee concerning executive compensation, other than deliberations concerning his own compensation.

                     APPROVAL OF AMENDMENT AND RESTATEMENT
                  OF 1991 SPECIAL DIRECTORS STOCK OPTON PLAN

To vote upon a proposal to amend and restate the 1991 Special Directors Stock Option Plan (the "Plan") (i) to increase the number of shares authorized to be issued under the Plan from 200,000 shares to 300,000 shares, (ii) to permit the Board of Directors (the "Board") to increase or decrease the number of shares for which automatic option grants are made under the Plan, (iii) to permit the Board to make other grants of options to non-employee directors, (iv) to permit the Board to grant options with varying vesting provisions and to accelerate the vesting of options, (v) to allow options to be exercised through a broker,
(vi) to provide that, in the event of a change of control, options will be fully exercisable, unless the Board determines otherwise, and allows the Board to take such other actions as it deems appropriate with respect to outstanding options, and (vii) to make clarifying changes and changes to correspond to recent modifications of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

The Plan is intended to encourage non-employee directors to serve on the Board and to devote their efforts to the Company's success. The Plan is administered by the Board. All directors of the Company who are not employees of the Company are eligible to receive options under the Plan. As of November 7, 1997, two non-employee directors were eligible to receive options under the Plan, and options for 100,000 shares were outstanding under the Plan.


                    PROPOSAL TO AMEND AND RESTATE THE 1991
                      SPECIAL DIRECTORS STOCK OPTION PLAN


The key provisions of the Special Directors Plan, are as follows:

Number of Shares. The aggregate maximum number of shares for which options may be granted under the Special Directors Plan is 300,000 shares of Common Stock, subject to adjustment upon the occurrence of a stock dividend, stock split, recapitalization or certain other capital adjustments.

Administration. The directors to whom options will be granted, the timing of grants for all eligible directors, the option price for options granted to directors, and the number of shares of Common Stock to be covered by options granted to each eligible director will be as set forth in the Special Directors Plan. Subject to the foregoing and other provisions of the Special Directors Plan, the Board of Directors will administer the Special Directors Plan.

Eligibility. All directors of the Company who are not employees of the Company or an affiliate will be eligible to receive options.

Term of Plan. The Special Directors Plan provides that no option may be granted under it after May 31, 2001.

Grant of Options. Each eligible director elected to the Board subsequent to June 1, 1991 will be granted options to purchase 20,000 shares of Common Stock upon becoming a director. Thereafter, each director who holds options granted under the Special Directors Plan will be granted additional options to purchase 20,000 shares of Common Stock on the second anniversary of the date of the next previous grant of stock options to the director. The Board may increase or decrease the number of shares of Common Stock granted upon initial election or on the second anniversary of the next previous grant, and/or make other grants of options to purchase Common Stock as it deems appropriate.

Vesting Provisions. Except as otherwise provided below, each option granted under the Special Directors Plan will be exercisable in two installments, each covering 10,000 of the shares underlying the option. The first installment is exercisable on the date of grant and the second installment will become exercisable on the first anniversary of the date of grant. Nonwithstanding the foregoing, the Board may grant options with different vesting provisions from those described above and may accelerate the vesting of outstanding options, as it deems appropriate. Subject to certain exceptions respecting the dissolution or liquidation of the Company or certain other corporate transactions, if an option holder ceases to be a director prior to the date one or more installments becomes exercisable, the option will expire with respect to the option shares covered by installments that did not become exercisable.

Termination of Stock Options as a Result of Ceasing to be a Director, Disability, or Death. All options must terminate on the earliest of (a) the expiration of the term specified in the option document, which may not exceed ten years from the date of grant; (b) the expiration of six months from the date the option holder ceases to be a director of the Company for any reason other than disability or death; (c) the expiration of one year from the date the option holder ceases to be a director of the Company due to the option holder's disability or death.

Option Price. The option price for shares covered by any option will be equal to 100 percent of the fair market value of the shares subject to the option on the date that the option is granted.

Payment. An option holder may pay for shares purchased upon the exercise of an option in cash, by certified check payable to the order of the Company, in shares of Common Stock held by the option holder for more than six months or by such other method as the Board may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board ("Regulation T Payment").

Restrictions on Transferability of Stock Options. Subject to the exceptions set forth in the following sentence, no Stock Option granted under the Special Directors Plan may be transferred, except by will or the laws of descent and distribution. However, (i) a NQSO may be transferred pursuant to a "qualified domestic relations order," within the meaning of Rule 16b-3(a)(2) of the Exchange Act or of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

Amendment of Special Directors Plan. The Board of Directors may amend the Plan from time to time as it may deem advisable. Nevertheless, the Board may not, without obtaining shareholder approval, amend the plan to materially increase benefits accruing to Optionees under the plan, to materially increase the number of securities which may be issued under the Plan or materially modify the requirements as to eligibility for participation in the Plan.

Adjustment Provisions. If there is any change in the number or kind of shares of Common Stock outstanding by reason of a stock dividend, a recapitalization, stock split, combination, or exchange of such shares, or merger, reorganization, or consolidation of the Company, reclassification or change in the par value or similar event, or if the value of outstanding shares of Common Stock is substantially reduced due to the Company's payment of an extraordinary dividend or distribution, the number of shares of Common Stock available for Grants, and the number of shares and price per share subject to outstanding Stock Options will be proportionately adjusted to reflect any increase or decrease in the number or kind of issued shares of Common Stock.

Change of Control. In the event of a change of control, unless the Board determines otherwise, all outstanding options shall become fully exercisable, and the Board may take such other actions as it deems appropriate with respect to outstanding options. A change of control is defined as (i) a dissolution or liquidation of the Company, (ii) a sale of substantially all the assets of the Company, (iii) a merger or consolidation of the Company, other than one in which the holders of the Common Stock immediately prior to the merger or consolidation will hold at least a majority of the stock of the surviving corporation immediately after the merger or consolidation and in the same proportions, (iv) any person shall become the beneficial owner of, or shall have obtained voting control over, more than 50% of the outstanding Common Stock, or (v) directors are elected such that a majority of the Board shall have been members of the Board for less than 12 months, unless the nomination of each new director who was not a director at the beginning of the 12-month period was approved by at least two-thirds of the director then still in office who were directors at the beginning of the period.

Federal Tax Consequences. Options granted under the Special Directors Plan will not be "incentive stock options" within Section 422A of the Internal Revenue Code.

There are no federal income tax consequences to Grantees or to the Company upon the grant of non-qualified stock option (NQSO) under the Special Directors Plan. Upon the exercise of NQSO's, a Grantee will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price of the NQSO, and the Company generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares of Common Stock acquired by exercise of an NQSO, a Grantee will have a capital gain or loss (long-term or short-term depending upon the length of time the shares of Common Stock were held) in an amount equal to the difference between the amount realized upon the sale and the grantee's adjusted tax basis in the shares of Common Stock (the exercise price plus the amount of ordinary income recognized by the Grantee at the time of the
NQSO).

Option Grants. No options have been granted to non-employee directors which are subject to shareholder approval of the proposed amendment and restatement of the 1991 Special Directors Plan.

As of November 7, 1997, the last reported sales price of the Company's Common Stock as reported on NASDAQ was $2.25.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE PROPOSAL TO AMEND AND RESTATE THE 1991 SPECIAL DIRECTORS PLAN.


                        INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected the firm of Arthur Andersen LLP as the independent public accountants to audit the financial statements of the Company for 1997. In accordance with the resolution of the Board of Directors, this selection will be presented to the shareholders for ratification at the Meeting. The firm of Arthur Andersen LLP has audited the Company's financial statements annually since 1983. If the shareholders do not ratify the appointment of Arthur Andersen LLP, the selection of independent public accountants will be reconsidered by the Board of Directors. A representative of Arthur Andersen is expected to be present at the Meeting and will have an opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions raised at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP.


                                 OTHER MATTERS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and beneficial owners of more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). The Company believes that all filings required to be made during 1996 were made on a timely basis.


                             SHAREHOLDER PROPOSALS

Any shareholder proposal to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company on or before April 15, 1998 in order to be included in the proxy statement relating to the Meeting.


                            SOLICITATION OF PROXIES

The expense of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telecopy by directors, officers or regular employees of the Company.

November 18, 1997